Exhibit 99.1

Bottomline Technologies Acquires Rationalwave Analytics

Acquisition Adds Predictive Analytics Capabilities to Bottomline’s Technology Portfolio

PORTSMOUTH, N.H. – Jan. 30, 2014 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of cloud-based payment, invoice and banking announced today the acquisition of Rationalwave Analytics, an early stage predictive analytics company.

Bottomline’s data-rich applications provide a compelling opportunity to utilize predictive analytics. The company plans to leverage Rationalwave’s technology and expertise to extend the innovation Bottomline offers its customers and the competitive advantage it enjoys in the market.

“Predictive analytics will bring new levels of capability to our product set and significant business value to our customers,” said Rob Eberle, President and CEO of Bottomline Technologies. “We are delighted to welcome Rationalwave Analytics’ talented employees to Bottomline. Their wealth of experience and knowledge of the space will help drive the continued success of our business.”

Rationalwave Analytics is a pre-revenue company. The purchase price for the acquisition was $8 million, consisting of $1.2 million in cash and approximately 206,000 shares of Bottomline common stock. Approximately 45% of the stock was issued to key employees joining Bottomline and is subject to a four year vesting schedule. The transaction will have no material impact on Bottomline’s financial results.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides cloud-based payment, invoice and banking solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes involving payments, invoicing, global cash management, supply chain finance and transactional documents. Organizations trust Bottomline to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies and the Bottomline Technologies logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations about our ability to execute on our growth plans. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward”, “confident”, “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including, among others, competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ operational and financial results, refer to our Form 10-K for the fiscal year ended June 30, 2013 and any subsequently filed Form 10-Q’s and Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.